Exhibit 99.01

Jones Soda Co. Reports $2.8 Million Financing Transaction and Fiscal 2017 Results

SEATTLE--(BUSINESS WIRE)--March 27, 2018--Jones Soda Co. (the “Company”) (OTCQB: JSDA), a leader in the craft soda category and known for its unique branding and innovative marketing, today announced the close of a $2.8 million dollar financing and the results for the year ended December 31, 2017.

$2,800,000 Convertible Note Financing

On March 23, 2018, Jones Soda Co. closed a private placement of $2.8 million aggregate principal amount of convertible subordinated promissory notes bearing interest at 6% per annum, with a four-year term and a fixed $0.32 conversion rate, to select institutional and individual accredited investors, including Jennifer Cue, the Company’s CEO. Max Schroedl, the Company’s CFO, added, “This financing represents the first outside capital raised by the Company since Jennifer began as the CEO. Now is the time to accelerate our initiatives and capitalize on the promise shown by our product portfolio.” The proceeds of the financing will be used to fund the Company’s Lemoncocco and Fountain initiatives and for other general working capital purposes.

“My participation in this financing reflects my confidence in Jones and conviction to delivering shareholder value. This capital allows us to invest in our Lemoncocco and Fountain initiatives, which have the broad demographic appeal and higher margins to return value to our shareholders,” stated Cue.

Full Year Review - Comparison of Years Ended December 31, 2017 and 2016

  Revenue was approximately $13.3 million compared to $15.7 million for the prior year.
  Gross margin was 22.7% of revenue, compared to 26.2% last year primarily due to $275,000 of obsolete inventory write-downs reflecting our current assessment of market conditions.
  Net loss was $1,271,000 or ($0.03) per share, compared to a net loss of $183,000 or ($0.00) per share, last year.

For the year, the revenue decline was primarily attributable to the second quarter de-listing of our Jones 12-ounce cans by a major retailer, increased competition for craft shelf space and downward pressure on the CSD industry. Growth in our Lemoncocco and Fountain initiatives, which combined now represent 6.5% of our revenue, offset the declines. During 2017, Fountain revenue increased by 197% and Lemoncocco revenue increased by 37%.

Fourth Quarter Review - Comparison of Quarters Ended December 31, 2017 and 2016

  Revenue was approximately $2.2 million compared to $3.0 million for fourth quarter of 2016.
  Gross margin was 9.5% of revenue, compared to 24.6% last year due to write-offs during the fourth quarter of 2017.
  Net loss was $808,000 or ($0.02) per share, compared to a net loss of $236,000 or ($0.01) per share in the fourth quarter of 2016.

For the fourth quarter, the revenue decline was primarily attributable to the quarter over quarter timing of our 7-Select pipeline fill (Q4’16), as well as the de-listing of our Jones 12-ounce cans by a major retailer.

Company Announces New Board Member

On March 23, 2018, in connection with the financing transaction, the Company appointed Christopher Beach to serve as a member of the Board of Directors. The authorized size of the Board increased by one, from six to seven.

Mr. Beach has 25 years of small company governance, investment and strategy experience, with a concentration in the consumer and business services sectors. Most recently, Mr. Beach served as a director of Kleinfeld Bridal, a luxury retailer, from 2012 to 2014. Mr. Beach also served as Director of Business Development for Dycom Industries, Inc., an engineering and construction company, where Mr. Beach was responsible for intellectual property commercialization and other new business opportunities.

Conference Call

The Company will discuss its results for the quarter ended December 31, 2017 on its scheduled conference call today, March 27, 2018 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). This call will be webcast and can be accessed by visiting the Investor section of the Company’s website at www.jonessoda.com. Investors may also listen to the call via telephone by dialing (323) 794-2093 (conference ID: 5951356). In addition, a telephone replay will be available by dialing (412) 317-6671 (conference ID: 5951356) through April 3, 2018, at 11:59 p.m. Eastern Time.

Presentation of Non-GAAP Information

This press release contains disclosure of the Company’s Adjusted EBITDA, which is a not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company’s results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company’s performance. These adjustments to the Company’s GAAP results are made with the intent of providing a more complete understanding of the Company’s underlying operational results and provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure and is not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company’s operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco ® brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, made with cane sugar and other high-quality ingredients and incorporating always-changing photos sent in from its consumers. The diverse product line of Jones offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco ® non-carbonated premium refreshment. Jones Soda is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company’s actual results include, among others: its ability to successfully execute on its operating plans for 2018; consumer response to and market acceptance of 7-Select®, the Company’s cobranded product with 7-Eleven, and the Company’s new product, Lemoncocco; the timing and amount of reorders for 7-Select®; competition in the fountain business, particularly from Coke and Pepsi; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage operating expenses and generate sufficient cash flow from operations; its ability to increase revenues and achieve case sales goals on reduced operating expenses; its ability to effectively manage and grow international distribution and sales; its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; changes in pricing and SKUs of its products; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; the impact of intense competition from other beverage suppliers; and its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2017. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Revenue	$2,229	$3,006	$13,345	$15,667
Cost of goods sold	2,018	2,266	10,321	11,568
Gross profit	211	740	3,024	4,099
Gross profit %	9.5%	24.6%	22.7%	26.2%

Operating expenses:
Selling and marketing	443	471	2,123	2,033
General and administrative	509	501	2,014	2,151
	952	972	4,137	4,184
Loss from operations	(741)	(232)	(1,113)	(85)
Interest expense	(18)	(24)	(75)	(85)
Other expense, net	(47)	(1)	(60)	(9)
Loss before income taxes	(806)	(257)	(1,248)	(179)
Income tax expense, net	(2)	21	(23)	(4)
Net loss	$(808)	$(236)	$(1,271)	$(183)

Net loss per share - basic and diluted	$(0.02)	$(0.01)	$(0.03)	$(0.00)
Weighted average basic and diluted common shares	41,454,264	41,340,727	41,420,603	41,322,944

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$397	$733
Accounts receivable, net of allowance of $7 and $13	1,247	2,174
Inventory	1,557	1,850
Prepaid expenses and other current assets	141	142
Total current assets	3,342	4,899
Fixed assets, net of accumulated depreciation of $568 and $922	39	25
Other assets	8	8
Total assets	$3,389	$4,932
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$949	$1,049
Line of credit	858	1,205
Accrued expenses	626	835
Taxes payable	1	26
Total current liabilities	2,434	3,115
Deferred rent	12	12
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 41,464,373 shares and 41,340,727 shares, respectively	53,822	53,772
Additional paid-in capital	8,861	8,674
Accumulated other comprehensive income	391	219
Accumulated deficit	(62,131)	(60,860)
Total shareholders’ equity	943	1,805
Total liabilities and shareholders’ equity	$3,389	$4,932

JONES SODA CO.
NON-GAAP RECONCILIATION
(In thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
GAAP net loss	$(808)	$(236)	$(1,271)	$(183)
Stock based compensation	64	59	187	207
Interest expense	18	24	75	85
Income tax expense, net	2	(21)	23	4
Depreciation and amortization	4	3	13	15
Non-GAAP Adjusted EBITDA	$(720)	$(171)	$(973)	$128

CONTACT:
Jones Soda Co.
Max Schroedl, 206-624-3357
Chief Financial Officer
finance@jonessoda.com